Exhibit 99.1

NEWAGE ANNOUNCES FIRST QUARTER 2020 PRELIMINARY
RESULTS WITH REVENUE GROWTH OF 6%-10%

-	Q1 2020 revenue is expected to be between $62 and $64 million, an increase of approximately 6% to 10% versus prior year
-	Gross margin expected to be in the low-to-mid 60% range, an increase versus prior quarters as mix and product profitability improves
-	Key markets of China, Japan, and North America seeing accelerated growth. On-line ordering and direct-to-home fulfillment model resonating worldwide

DENVER, COLORADO, April 14, 2020 – New Age Beverages Corporation (Nasdaq: NBEV), the Colorado-based healthy products company dedicated to inspiring and educating the planet to “live healthy”, today provided an update including preliminary financial results for the quarter ended March 31, 2020, highlighting the Company’s expected improved growth rates and gross profit performance in the midst of a changing business environment as a result of the COVID-19 pandemic.

The Company expects to report revenue for the quarter ended March 31, 2020 of between $62 and $64 million, compared to the $58.3 million for the quarter ended March 31, 2019, an increase of approximately 6% to 10%. The Company expects to report gross margin in the low to mid 60% range a reversal of the previous trend in fiscal 2019 of 66%, 63%, 58%, and 54% in the quarters ended March 31, June 30, September 30, and December 31, 2019, respectively.

“We are seeing accelerated growth in multiple aspects of our business and in a majority of our markets,” said Brent Willis, Chief Executive Officer of NewAge. “China and the US Direct businesses were up double digits and we also saw renewed growth in Japan. Our North America Retail and Direct Store Distribution Divisions also saw double digit growth. Driving growth has been the launch of Noni+CBD in Japan, the launch of our intermittent fasting product, Te Mana Shape in several key markets, and consumer interest in our immunity strengthening products, ‘Nhanced Cell Defense and Tahitian Noni.”

“There has been some short-term loading in U.S. retail that has positively impacted revenue in North America, but overall, we are seeing sustainable growth drivers impacting our business in this new reality. Nearly 80% of revenue is ordered and fulfilled online and is delivered direct to consumers homes, which we believe positions us well to address consumer buying patterns worldwide going forward.”

Greg Gould, Chief Financial Officer commented, “Our balance sheet remains strong while we continue to take actions on driving improved profitability, as evidenced in part by the improvement in gross margin. As we committed to shareholders during our last quarterly update, we have taken actions on strategic alternatives related to our retail branded products and improved profitability. We expect to have further updates on these initiatives in the coming quarters.”

Preliminary First Quarter 2020 Results

The Company expects to report net revenue for the quarter ended March 31, 2020 in the range of $62 to $64 million, an increase of approximately 6% to 10% compared to revenue of $58.3 million in the quarter ended March 31, 2019. The increase was primarily driven by growth in Noni by NewAge, higher margin new products including Te Mana Shape and Noni+CBD, and was led by strong results in China, North America, and Japan, our largest markets.

The Company expects to report gross margin for the quarter ended March 31, 2020 in the low-to-mid 60% range a reversal of the previous trend in fiscal 2019 of 66%, 63%, 58%, and 54% in the quarters ended March 31, June 30, September 30, and December 31, 2019, respectively. This growth was primarily driven by more favorable sales mix with increased sales of Tahitian Noni® Juice and cost reduction measures implemented during the first quarter.

The Company does not intend to regularly provide preliminary revenue or financial results in the future. The Company expects to report first quarter 2020 financial results in mid-May 2020.

About NewAge Beverages Corporation (NASDAQ: NBEV)

NewAge is a Colorado based healthy products company dedicated to inspiring and educating consumers to “Live Healthy.” The Company is the only omni-channel distributed company with access to traditional retail, e-commerce, direct-to-consumer, and medical channels across 60 countries worldwide. NewAge markets a portfolio of better-for-you products including the brands Tahitian Noni, TeMana, Nestea, Volvic, Illy Coffee, Evian, Búcha Live Kombucha, ‘Nhanced and others. The Company operates the websites www.newage.com, www.noninewage.com, www.nestea.com, www.volvic-na.com, www.illy.com, www.evian.com, and a number of other individual brand websites.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company including statements regarding NewAge’s expectation to see continued growth and improved gross margins. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes that Tahitian Noni® Juice and ‘NHanced™ Cell Defense will help support the immune health systems of their users and that these assumptions to be reasonable based on the referenced studies. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. NewAge competes in a rapidly growing and transforming industry, and risk factors, including those disclosed in the Company’s filings with the Securities and Exchange Commission, might affect the Company’s operations. Unless required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

Statements in the press release relating to our products have not been evaluated by the FDA. Our products are not intended to diagnose, treat, cure, or prevent any disease.

For investor inquiries about NewAge Beverages Corporation please contact:

Investor Relations Counsel:

John Mills/Scott Van Winkle

ICR – Strategic Communications and Advisory

Tel: 1-646-277-1254/1-617-956-6736

newage@icrinc.com

NewAge Beverages Corporation:

Gregory A. Gould

Chief Financial Officer

Tel: 1-303-566-3030

Greg_Gould@NewAge.com